Exhibit 10.2
EXECUTIVE EMPLOYMENT AGREEMENT AMENDMENT
THIS EXECUTIVE EMPLOYMENT AGREEMENT AMENDMENT (the “Amendment”) is made and entered into as of April 24, 2008, by and between LANCE, INC., a North Carolina corporation (the “Company”), and DAVID V. SINGER (the “Executive”).
Statement of Purpose
     The Company and Executive entered into an Executive Employment Agreement dated May 11, 2005 (the “Employment Agreement”). The purposes of this Amendment are to amend the Employment Agreement for compliance with Section 409A of the Internal Revenue Code and to modify the terms of the Guaranteed LTIP Amount as defined in the Employment Agreement and in this Amendment.
     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereto hereby agree that the Employment Agreement is amended effective as of the date hereof as follows:
     1. Section 7(b)(iii) of the Employment Agreement is amended in its entirety to read as follows:
“A single cash payment in an amount equal to the sum of two (2) times the Executive’s annual Base Salary in effect on the Termination Date plus two (2) times the Executive’s target bonus under the Company’s Annual Corporate Performance Incentive Plan for Officers (or any successor plan thereto) in effect on the Termination Date.”
     2. The following sentence is added to the end of the first paragraph of Section 7(b)(iv) of the Employment Agreement:
“Commencing with the end of the Executive’s COBRA period and until the end of the (24) month benefit continuation period, for each month that such coverage is in place, Executive will recognize taxable income equal to the difference between the premium actually paid by the Executive and the premium that would be paid by a similarly situated COBRA participant.”
     3. A new Section 9(n) is added to the Employment Agreement to read as follows:
“(n) Compliance with Section 409A of the Internal Revenue Code. This Agreement is intended to comply with Section 409A of the Internal Revenue Code, to the extent applicable. Notwithstanding any provisions herein to the contrary, this Agreement shall be interpreted, operated, and administered consistent with this intent. In that regard, any payments required by this Agreement in connection with the Executive’s termination of employment shall not be made earlier than six (6) months after the date of termination to the extent required by Code Section 409A(a)(2)(B)(i).”

     4. The third paragraph of Section 2(B) of Schedule 1 to the Employment Agreement is deleted in its entirety and the following is substituted in lieu thereof:
“• Annual long-term incentive opportunity following 2007. The Executive shall have a total annual long-term incentive opportunity for each year during the Employment Term beginning after 2007 equal to 120% of the Executive’s Base Salary for the year (“the Guaranteed LTIP Amount”) which Guaranteed LTIP Amount shall be a target incentive award for the performance cycle under the Company’s Long-Term Incentive Plan for Officers beginning in the applicable year to be delivered in such form (e.g., awards of stock options, restricted stock, performance awards, etc.) and subject to such conditions (e.g., time-based or performance-based vesting requirements) as generally applicable to other executive officers of the Company and as approved by the Compensation Committee of the Board of Directors.”
     5. Except as expressly or by necessary implication amended hereby, the Employment Agreement shall remain in full force and effect.
     IN WITNESS WHEREOF, the Company has caused this Amendment to be signed by its duly authorized officer, and Executive has hereunto set his hand, all as of the day and year first above written.

“Company” LANCE, INC.
By	s/ Earl D. Leake
Earl D. Leake
Senior Vice President

“Executive”
s/ David V. Singer
David V. Singer

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